Exhibit 4.2

FORM OF WARRANT

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE US SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AS EVIDENCED BY AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE AND OTHER SECURITIES LAWS.

HAPC, INC.

WARRANT TO PURCHASE [                    ] SHARES OF COMMON STOCK

THIS CERTIFIES THAT, for value received, [                    ] (the “Holder”), is entitled to subscribe for and purchase from HAPC, INC., a Delaware corporation (the “Company”), an aggregate of [                    ] shares (as adjusted pursuant to Section 3 hereof) of fully paid and nonassessable shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of the Company, at the price per share of $5.00 set forth below (as adjusted pursuant to Section 3 hereof) (the “Exercise Price”), and subject to the provisions and upon the terms and conditions hereinafter set forth.

1. Exercise; Payment.

(a) Time of Exercise; Expiration. This Warrant is exercisable commencing on the later of the Company’s completion of a Business Combination (as such term is defined in the Company’s Amended and Restated Certificate of Incorporation on file with the Secretary of State of the State of Delaware as of the date hereof) or April 11, 2007 and expiring on April 11, 2011 (the “Exercise Period”) or earlier upon redemption by the Company as described in Section 5 below.

(b) Exercise. The purchase rights represented by this Warrant may be exercised by the Holder, in whole, but not in part, as follows:

(i) Cash Exercise. The Holder may exercise this Warrant by surrender of this Warrant (with the notice of exercise form attached hereto as Exhibit A hereto duly executed) at the principal offices of the Company, and by the payment to the Company, by certified, cashier’s or other check acceptable to the Company, or by wire transfer, of an amount equal to the aggregate Exercise Price of the Shares being purchased (such method of exercise being hereinafter referred to as a “Cash Exercise”).

(ii) Net Issue Exercise. In lieu of a Cash Exercise, the Holder may elect to receive Shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant (with the notice of exercise form attached hereto as Exhibit A hereto duly executed) at the principal office of the Company, in which event the Company shall issue to the Holder a number of the Company’s shares of Common Stock computed using the following formula:

X =	Y (A-B)
A

        Where X =    the number of shares of Common Stock to be issued to the Holder.

Y =	the number of Shares purchasable under this Warrant (or such lesser number specified by the Holder at the time of exercise).

A =	the Fair Market Value (as defined below) of one share of the Company’s Common Stock.

B =	the Exercise Price (as adjusted to the date of such calculation).

(iii) Fair Market Value. For purposes of this Section 1(b)(ii), the Fair Market Value of the shares of the Company’s Common Stock shall mean the average closing price of the Common Stock over the period of thirty (30) consecutive trading days ending on the trading day immediately preceding the date of exercise, or if the Common Stock is not traded on a securities exchange or through the over-the-counter market during such period, the price reasonably determined by the Board of Directors of the Company based on their knowledge of the value of the Company and, if requested by any member of the Board of Directors (or by a committee thereof) or the Holder, the advice of a third party financial advisor that has experience in providing valuation of companies similar to the Company.

(c) Stock Certificates. In the event of any exercise of the rights represented by this Warrant, certificates for the Shares so purchased shall be delivered to the Holder within a reasonable time and, unless this Warrant has been fully exercised or has expired, a new Warrant of identical terms and provisions as those hereof, representing the remaining Shares with respect to which this Warrant may be exercised, shall also be issued to the Holder within such time.

2. Stock Fully Paid; Reservation of Shares. All of the Shares issuable upon the exercise of the rights represented by this Warrant will, upon issuance and, in the event of a Cash Exercise, receipt of the Exercise Price therefor, be fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. During the period within which the rights represented by this Warrant may be exercised, the Company shall at all times have authorized and reserved for issuance a sufficient number of Shares to provide for the exercise of the rights represented by this Warrant.

3. Adjustment Under Certain Circumstances.

(a) The rate at which Shares shall be delivered upon exercise of Warrants (the “Exercise Rate”) shall be initially one (1) Share for each Warrant so exercised. The Exercise Rate shall be adjusted in certain instances as provided in this Section 3, but shall not be adjusted for any other reason or event. Upon adjustment of the Exercise Rate, the Exercise Price shall also be adjusted in accordance with this Section 3.

(b) Stock Dividends. If after the date hereof, the number of outstanding Shares is increased by a stock dividend payable in Shares or other similar distribution involving all holders of Shares, then, on the effective date of such stock dividend, or other similar distribution, the Exercise Rate shall be adjusted to equal the rate determined by dividing the Exercise Rate in effect at the close of business on the record date fixed for the determination of holders of Shares entitled to receive such dividend or other distribution by a fraction, (i) the numerator of which shall be the number of Shares outstanding at the close of business on the record date fixed for such determination, and (ii) the denominator of which shall be the sum of such number of Shares in clause (i) above plus the total number of Shares constituting such dividend or other distribution. Any such adjustment pursuant to this paragraph (b) shall become effective immediately after the opening of business on the day following the record date fixed for such determination. If any dividend or distribution of the type described in this paragraph (b) is declared but not so paid or made, the Exercise Rate shall again be adjusted to the Exercise Rate that would then be in effect if such dividend or distribution had not been declared.

(c) Subdivision / Combination of Shares. In case outstanding Shares shall be subdivided or split-up into a greater number of Shares, the Exercise Rate in effect immediately after the opening of business on the day following the day upon which such subdivision or split-up becomes effective shall be proportionately increased, and conversely, in case outstanding Shares shall be combined, aggregated or reclassified into a smaller number of Shares, the Exercise Rate in effect immediately after the opening of business on the day following the day upon which such combination, aggregation or reclassification becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

(d) Adjustments in Exercise Price. Whenever the number of Shares purchasable upon the exercise of the Warrants is adjusted, as provided in paragraphs (b) and (c) above, the Exercise Price shall be adjusted (to the nearest cent, rounding up) by multiplying such Exercise Price immediately prior to such adjustment by a fraction, (i) the numerator of which shall be the number of Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (ii) the denominator of which shall be the number of Shares so purchasable immediately thereafter. Any such adjustment pursuant to this paragraph (d) shall become effective immediately after the opening of business on the day following (i) the record date fixed for such determination giving rise to such adjustment or (ii) the day upon which such subdivision or combination giving rise to such adjustment becomes effective, as the case may be. If any event giving rise to such adjustment does not occur, the Exercise Price shall again be adjusted to the Exercise Price that would be in effect without such adjustment.

(e) Replacement of Shares upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Shares (other than a change covered by paragraphs (b) or (c) hereof or that solely affects the par value of such Shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holder shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Holder would have received if such Holder had exercised his Warrant(s) immediately prior to such event; and if any reclassification also results in a change in Shares covered by paragraphs (b) or (c), then such adjustment shall be made pursuant to paragraphs (b), (c), (d) and then this paragraph (e). The provisions of this paragraph (e) shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

(f) Notice of Adjustment. Whenever there is, pursuant to this Section 3, any adjustment to the Exercise Rate or the Exercise Price, the Company shall prepare and deliver forthwith to the Holder a certificate signed by its President, and by any Vice President, Treasurer or Secretary, setting forth the adjusted Exercise Rate and the Exercise Price therefor, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which adjustment was made.

4. Redemption of Warrants.

(a) Date Fixed form and Notice of, Redemption. The Company may call the Warrants for redemption in whole and not in part at a price of One Cent ($0.01) per Warrant at any time after the Warrants become exercisable. The Warrants cannot be redeemed unless the Holder receives written notice not less than thirty (30) days prior to the redemption (the “Redemption Notice”); and, if, and only if, the reported last sale price of the Common Stock equals or exceeds Eight Dollars and Fifty Cents ($8.50) per share for any twenty (20) trading days within a thirty (30) trading day period ending on the third business day prior to the notice of redemption to the Holder.

(b) Date Fixed for, and Notice of, Redemption. In the event the Company shall elect to redeem all of the then outstanding Warrants, the Company shall fix a date for such redemption (the “Redemption Date”); provided, that such date shall occur prior to the expiration of the Exercise Period. The Redemption Notice shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the Redemption Date to the Holder of the Warrants to be redeemed at the address indicated in Section 12 hereof. Any Redemption Notice mailed in the manner provided for herein to a Holder of Warrants shall be conclusively presumed to have been duly given regardless of whether such Holder received such Redemption Notice.

(c) Exercise After Notice of Redemption. The Warrants may be exercised in accordance with the terms set forth herein at any time after a Redemption Notice shall have been given by the Company pursuant to this Section 4; provided, however, that no Warrants may be exercised subsequent to the expiration of the Exercise Period; provided, further, that all rights whatsoever with respect to the Warrants shall cease on Redemption Date, other than the right to receive the Redemption Price.

5. Preservation of Purchase Rights in Certain Transactions. In case of any reclassification, capital reorganization or other change of outstanding shares of Common Stock (other than a subdivision or combination of the outstanding Common Stock and other than a change in the par value of the Common Stock) or in case of any consolidation or merger of the Company with or into another corporation (other than a merger with a subsidiary in which the Company is the continuing corporation and that does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock of the class issuable upon exercise of this Warrant) or in case of any sale, lease, transfer or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety, the Company shall execute, or shall cause any successor or purchasing corporation to execute, with the Holder an agreement granting the Holder the right thereafter, upon payment of the Exercise Price in effect immediately prior to such action, to receive upon exercise of this Warrant the kind and amount of shares and other securities and property which they would have owned or have been entitled to receive, after the happening of such reclassification, change, consolidation, merger, sale or conveyance, had this Warrant been exercised immediately prior to such action. Such agreement shall provide for adjustments in respect of such shares of stock and other securities and property, which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 5. The provisions of this Section 5 shall similarly apply to successive reclassification, capital reorganizations, consolidations, mergers, sales or conveyances.

6. Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to Section 3, and Warrants issued after such adjustment may state the same Exercise Price and the same number of Shares as is stated herein. However, the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

7. No Fractional Shares. Notwithstanding any provision contained to the contrary herein, the Company shall not issue fractional Shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to Section 3, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a Share, the Company shall, upon such exercise, round up to the nearest whole number the number of Shares to be issued to the Warrant holder.

8. Warrant Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for new Warrants of like tenor representing in the aggregate the purchase rights hereunder, and each of such new Warrants will represent such portion of such rights as is designated by the Holder at the time of such surrender. All Warrants representing portions of the rights hereunder are referred to herein as the “Warrant.”

9. Replacement. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Holder is deemed to be reasonably satisfactory) of the ownership and the loss, theft, destruction or mutilation of this Warrant, and in the case of any such loss, theft or destruction, upon the receipt of indemnity reasonably satisfactory to the Company, or, in the case of any such mutilation upon surrender of such Warrant, the Company will (at its expense, except for the cost of any lost security indemnity bond required which shall be paid for by the Holder) execute and deliver in lieu of such Warrant a new Warrant of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated Warrant and dated the date of such lost, stolen, destroyed or mutilated Warrant.

10. Restrictive Legend. This Warrant and any Warrant issued in substitution under Sections 9 or 10 hereof) and the Shares issuable upon exercise of this Warrant (unless registered under the Act) shall be stamped or imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE US SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AS EVIDENCED BY AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE AND OTHER SECURITIES LAWS.

11. Rights of Shareholders. No holder of this Warrant shall be entitled to the rights of a holder of any Shares, including, without limitation, the right to receive dividends, if any, or payment upon the liquidation, dissolution or winding up of the Company or to exercise voting rights, if any.

12. Notices. All notices required hereunder shall be in writing and shall be deemed given when delivered personally, by facsimile or overnight delivery or within two days after mailing when mailed by certified or registered mail, return receipt requested, to the Company at the address of its principal office set forth below, or to the Holder at the address set forth below, or at such other address of which the Company or the Holder has been advised by notice hereunder.

If to the Holder, to:
[ ]

if to the Company, to:
HAPC, INC.
350 Madison Avenue, 20th Floor
New York, New York 10017
Tel: (212) 418-5070
in each case, with copies to:
Howard A. Kenny, Esq.
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Tel: (212) 309-6843
Fax: (212) 309-6001

13. Governing Law, Headings. This Warrant shall be governed by, and construed in accordance with, the laws of the State of New York without regard to any conflicts of law, rule or principle that might require the application of the laws of another jurisdiction. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof.

14. Transfer. Except as otherwise provided herein, and except as otherwise required under the Subscription Agreement dated as of December 28, 2006 between Holder and the Company, with respect to restrictions and rights to repurchase and to require transfers of this Warrant or any Shares acquired pursuant to the exercise of this Warrant, this Warrant and all rights hereunder are transferable, as to all or any part of the number of Shares purchasable upon its exercise, by the Holder hereof in person or by duly authorized attorney on the books of the Company upon surrender of this Warrant at the principal offices of the Company. The Company shall deem and treat the registered Holder of this Warrant at any time as a “Holder” herein and as the absolute owner hereof for all purposes and shall not be affected by any notice to the contrary. If this Warrant is transferred in part, the Company shall at the time of surrender of this Warrant, issue to the transferee a Warrant covering the number of Shares transferred and to the transferor a Warrant covering the number of Shares not transferred.

15. Successors and Assigns. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the Holder hereof.

Issued this 6th day of September, 2007

HAPC, INC.

By:
Name:
Title:

Exhibit A

NOTICE OF EXERCISE

TO: HAPC, INC.

1. The undersigned hereby elects to purchase                      shares of Common Stock of HAPC, INC. (the “Shares”) pursuant to the terms of the attached Warrant.

2. Method of Exercise (Please mark the applicable blank):

The undersigned elects to exercise the attached Warrant by means of a cash payment, and tenders payment in full for the purchase price of the Shares being purchased.

The undersigned elects to exercise the attached Warrant by means of the net exercise provisions of Section 1(b)(ii) of such Warrant.

3. Please issue a certificate or certificates representing said Shares in the name of the undersigned or in such other name as is specified below:

Name:

Address:

Signature:

Title:

Date:

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